                                                                    Exhibit 4(g)



                                                               EXECUTION VERSION

                                                       TECHNICAL AND PROCUREMENT
                                                              SERVICES AGREEMENT

                                             Technological Resources Pty Limited

                                                      Rio Tinto Services Limited

                                                              Lihir Gold Limited

                                                          Allens Arthur Robinson
                                                           Stock Exchange Centre
                                                              530 Collins Street
                                                              Melbourne VIC 3000
                                                              Tel 61 3 9614 1011
                                                              Fax 61 3 9614 4661
                                                                  www.aar.com.au

Technical and Procurement Services Agreement              Allens Arthur Robinson

TABLE OF CONTENTS

1.  DEFINITIONS AND INTERPRETATIONS                                            1
    1.1  Definitions                                                           1
    1.2  Interpretations                                                       4
    1.3  Payments due on Business Days                                         5

2.  TERM                                                                       5
    2.1  Commencement Date                                                     5
    2.2  Expiry date                                                           5

3.  CONDITIONS PRECEDENT                                                       5
    3.1  Conditional Agreement                                                 5
    3.2  Satisfaction of certain conditions                                    5

4.  TECHNICAL SERVICES                                                         6
    4.1  Provision of Technical Services                                       6
    4.2  Standard and scope of Technical Services                              6
    4.3  Timing schedule and limit on Technical Services                       6
    4.4  Notice of Technical Services and priority of Technical Services       6
    4.5  Substitution of personnel                                             6
    4.6  Technical Services do not include provision of Competent Person       7
    4.7  Data, reports and information                                         7

5.  PROVISION OF PROCUREMENT SERVICES                                          7
    5.1  Provision of Procurement Services                                     7
    5.2  Standard and scope of Procurement Services                            7
    5.3  Timing schedule and limit on Procurement Services                     7
    5.4  Notice of Procurement Services and priority of Procurement Services   7
    5.5  Substitution of personnel                                             8
    5.6  Current procurement contracts                                         8
    5.7  Procurement Services Schedule                                         8

6.  SAFETY AND COMPLIANCE                                                      8
    6.1  Consistency with Rio Tinto Group policies and procedures              8
    6.2  Right to withdraw                                                     9

7.  PAYMENTS FOR SERVICES                                                      9
    7.1  Payment for access to Services                                        9
    7.2  Payment for Services                                                  9
    7.3  Invoicing                                                             9
    7.4  Invoices for Services provided                                        9
    7.5  Payment of Invoices                                                  10
    7.6  Variation of Service Fees                                            10
    7.7  Interest on late payment                                             10
    7.8  Payments from approved accounts only                                 10

8.  CONSULTATION AND APPROVALS/CONSENTS IN RESPECT OF SERVICES                10
    8.1  Consultation and cooperation                                         10
    8.2  Information                                                          11


                                                                        Page (i)

Technical and Procurement Services Agreement              Allens Arthur Robinson

    8.3  LGL undertaking                                                      11

9. CONFIDENTIALITY                                                            11
    9.1  Undertaking as to confidentiality                                    11
    9.2  Exceptions                                                           11
    9.3  Permitted disclosures to employees, agents, etc                      12
    9.4  Public announcements and disclosures                                 12

10. PROTECTION OF INTELLECTUAL PROPERTY                                       13
    10.1 Obligations                                                          13
    10.2 Improvements or development of Intellectual Property                 13
    10.3 Licence of Intellectual Property                                     13

11. RELATIONSHIP OF PARTIES                                                   13
    11.1 Independent contractor                                               13
    11.2 No obligation                                                        14

12. WARRANTIES                                                                14
    12.1 Mutual warranties                                                    14
    12.2 Exclusion of warranties                                              14

13. LIMITATION OF LIABILITY                                                   14

14. TERMINATION                                                               15
    14.1 LGL may terminate                                                    15
    14.2 Rio Tinto or LGL may terminate                                       15
    14.3 Each Party may terminate                                             15

15. CONSEQUENCES OF TERMINATION                                               15
    15.1 Effect of termination                                                15
    15.2 Payment of outstanding fees                                          15
    15.3 Continuing clauses                                                   16

16. INDEMNITY                                                                 16

17. INSURANCE                                                                 16

18. NOTICES                                                                   16

19. ENTIRE AGREEMENT                                                          17

20. AMENDMENT                                                                 17

21. ASSIGNMENT                                                                17

22. FORCE MAJEURE                                                             17

23. GOODS AND SERVICES TAXES                                                  18
    23.1 GST to be added to amounts payable                                   18
    23.2 Liability net of GST                                                 18
    23.3 Timing of the payment of the GST Amount                              18
    23.4 Revenue exclusive of GST                                             18
    23.5 Cost exclusive of GST                                                18
    23.6 GST obligations to survive termination                               18
    23.7 Definitions                                                          18
    23.8 Exemption of LGL                                                     19


                                                                       Page (ii)

Technical and Procurement Services Agreement              Allens Arthur Robinson

24. JOINT AND SEVERAL OBLIGATIONS                                             19

25. NOMINATED REPRESENTATIVES                                                 19

26. FURTHER ASSURANCES                                                        20

27. NO MERGER                                                                 20

28. NO WAIVER                                                                 20

29. SEVERABILITY OF PROVISIONS                                                20

30. GOVERNING LAW AND JURISDICTION                                            20

31. COUNTERPARTS                                                              20

32. ENUREMENT                                                                 20

33. COSTS AND STAMP DUTY                                                      21

SCHEDULE 1                                                                    22
   Nominated representatives and addresses for Notices                        22

SCHEDULE 2                                                                    24
   Schedule of Technical Services and maximum total hours                     24

SCHEDULE 3                                                                    25
   Group Procurement and Core Technology contracts - LGL involvement to be
      terminated from Commencement Date                                       25

SCHEDULE 4                                                                    26
   Procurement Services                                                       26


                                                                      Page (iii)

Technical and Procurement Services Agreement              Allens Arthur Robinson

DATE 10 October 2005

PARTIES

     1. TECHNOLOGICAL RESOURCES PTY LIMITED (ABN 12 002 183 557) (TRPL) of 55 Collins Street, Melbourne, Victoria and RIO TINTO SERVICES LIMITED (ABN 62 004 219 738) (RTS) of 55 Collins Street, Melbourne (together, RIO TINTO); and

     2. LIHIR GOLD LIMITED of Level 7, Pacific Place, Cnr. Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea (LGL).

RECITALS

     A LGL wishes to have access to the Technical Services and the Procurement Services.

     B TRPL agrees to provide the Technical Services, and RTS agrees to provide the Procurement Services, on the terms and conditions set out in this Agreement.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATIONS

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     BUSINESS DAY means a weekday on which trading banks are open for the transaction of banking business in Melbourne.

     CENTRAL BANKING REGULATION means the PNG Central Banking (Foreign Exchange and Gold) Regulation.

     COMMENCEMENT DATE means the date of this Agreement.

     CONFIDENTIAL INFORMATION means any information (in whatever form) of a confidential nature (or which the Recipient ought reasonably to know to be confidential) which relates to the business affairs or activities of the Discloser, including the provision of the Services under this Agreement, and which:

     (a)  is disclosed to the Recipient by or on behalf of the Discloser; or

     (b)  otherwise comes to the knowledge of the Recipient,

     in connection with this Agreement or otherwise in the course of the provision of the Services.

     Confidential Information of the Discloser excludes information or material:

     (i) which was generated by the Recipient, or any of its Related Corporations, prior to commencement of the relevant Services;

Technical and Procurement Services Agreement              Allens Arthur Robinson

     (ii) which, at the time of its disclosure or observation under this Agreement, was in the public domain;

     (iii) after it comes into the public domain otherwise than by disclosure by the Recipient in breach of its obligations of confidence; or

     (iv) which is received at any time by the Recipient from a third party that is entitled to so provide the information or material.

     DEFAULT RATE means the daily buying rate displayed at or about 10.30am (Melbourne time) on the Reuters screen BBSW page for Australian bank bills of a three month duration, plus 2% per annum.

     DISCLOSER means the Party who discloses Confidential Information, or on whose behalf Confidential Information is disclosed, to the Recipient.

     EFFECTIVE CONTROL means, in relation to an entity, the capacity to determine (whether by influence or by exercise of enforceable rights) the outcome of decisions regarding the financial or operating polices of that entity.

     FORCE MAJEURE means an event or cause beyond the reasonable control of the Party claiming the force majeure, including:

     (a)  act of God, lightning, storm, flood, fire, earthquake or explosion;

     (b)  strike, lockout or other labour difficulty;

     (c) act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion, epidemic;

     (d) the effect of any change in any applicable law, orders, rules, regulations, decrees or other directives of any Governmental Agency; and

     (e) embargo, inability to obtain necessary materials, equipment or facilities, power or water shortages, or lack of transportation.

     GOVERNMENTAL AGENCY means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

     INTELLECTUAL PROPERTY means all statutory and other rights in respect of patents, trade marks, service marks, trade names, technology, processes, products, circuit layouts, registered designs, design rights, copyright, inventions, improvements, works, trade secrets and know-how which are conceived, created, produced or reproduced by Rio Tinto or the Personnel, solely or jointly with another, in providing the Services.

     LAW means any decree, statute, regulation, order, rule, subordinate legislation or other document enforceable under any decree, statute, regulation, order, rule or subordinate legislation, or any other government directive or direction which is, or might reasonably be construed as, mandatory.

     LGL REPRESENTATIVE means the person, the details of whom are set out in
     Item 1 of Schedule 1, or any replacement nominated by LGL and notified to Rio Tinto from time to time, who is nominated to be the representative of LGL for the purposes of Clause 25.

     LIHIR PROJECT means the gold mining project located on Niolam Island (commonly referred to as Lihir Island) in Papua New Guinea, undertaken pursuant to the Mining Development Contract dated 17 March 1995 between the Independent State of Papua New Guinea and LGL.

Technical and Procurement Services Agreement              Allens Arthur Robinson

     LMC means Lihir Management Company Limited, a company incorporated under the laws of Papua New Guinea, of Level 7, Pacific Place, Cnr Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea.

     MANAGEMENT AGREEMENT means the Management Agreement dated 17 March 1995 between LGL and LMC, which is to be terminated with effect from completion under the Share Sale and Purchase Agreement.

     MONTHLY BASE FEE has the meaning given in Clause 7.1.

     NOTICE means any notice, demand, consent or other communication given or made under this Agreement.

     OUT-OF-POCKET EXPENSES means Rio Tinto's reasonable out-of-pocket expenses incurred in providing the Services, including business class travel and accommodation.

     PARTIES means the parties to this Agreement.

     PERSONNEL means each employee, contractor, subcontractor, agent, consultant or officer of TRPL, RTS or any other Rio Tinto Group company, who is involved in providing the Technical Services or the Procurement Services as applicable.

     PROCUREMENT SERVICES means procurement services in connection with the operation of the Lihir Project, as prescribed in this Agreement.

     RECIPIENT means the Party to whom Confidential Information is disclosed.

     RELATED CORPORATION has the meaning given to that term in the Companies Act 1997 (PNG), and in relation to Rio Tinto, means any other member of the Rio Tinto Group.

     REPORT means any report provided by Rio Tinto to LGL as part of, or otherwise in connection with, the Services.

     RIO TINTO GROUP means each of Rio Tinto Limited and Rio Tinto plc, incorporated in England and Wales, and any company or other corporate entity or enterprise which directly or indirectly controls, is controlled by or is under common control, with Rio Tinto Limited or Rio Tinto plc. For this purpose, CONTROL means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     RIO TINTO PROCUREMENT means the Procurement Group of RTS.

     RTS REPRESENTATIVE means the person, the details of whom are set out in
     Item 3 of Schedule 1, or any replacement nominated by RTS and notified to LGL from time to time, who is nominated to be the representative of RTS for the purposes of Clause 25.

     SERVICE CHARGE means, in relation to any of the Services, the Service Fees payable by LGL for the provision of those Services, plus Out-of-Pocket Expenses, as varied from time to time in accordance with the provisions of this Agreement.

     SERVICE FEES means the hourly or daily fees, as applicable, payable by LGL to Rio Tinto for the provision of the Services agreed between the Parties by letter dated 15 September 2005.

     SERVICES means the Technical Services and the Procurement Services.

Technical and Procurement Services Agreement              Allens Arthur Robinson

     SHARE SALE AND PURCHASE AGREEMENT means the Share Sale and Purchase Agreement dated the date hereof between LGL and Rio Tinto Western Holdings Limited, which provides for the sale of all of the issued shares in LMC.

     TECHNICAL SERVICES means technical support and consulting services as reasonably requested by LGL in accordance with this Agreement, to support and advise in respect of the Lihir Project.

     TERM means the period set ont in Clause 2.

     TOTAL MONTHLY SERVICE CHARGES means the total of the Service Charges payable by LGL to TRPL or RTS for all Services provided by that entity (TRPL or RTS, as applicable) to LGL in any calendar month during the Term.

     TRPL REPRESENTATIVE means the person, the details of whom are set out in
     Item 2 of Schedule 1, or any replacement nominated by TRPL and notified to LGL from time to time, who is nominated to be the representative of TRPL for the purposes of Clause 25.

1.2  INTERPRETATIONS

     Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

     (a)  The singular includes the plural and conversely.

     (b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

     (c) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

     (d) A reference to a Clause or Schedule is a reference to a clause of, or a schedule to, this Agreement.

     (e) A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

     (f) A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and assigns (and, where applicable, the party's legal personal representatives).

     (g) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

     (h) A reference to an "agreement" includes any undertaking, deed, agreement and legally enforceable arrangement whether or not in writing and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

     (i) A reference to "writing" includes a fax transmission any means of reproducing words in a tangible and permanently visible form.

     (j) A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

     (k) A reference to a "year" or "month" is to a calendar year or a calendar month respectively.

Technical and Procurement Services Agreement              Allens Arthur Robinson

     (l) Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

     (m) Nothing in this Agreement is to be interpreted against a Party solely on the ground that the Party put forward this Agreement or any part of it.

1.3  PAYMENTS DUE ON BUSINESS DAYS

     If any amount becomes payable under this Agreement on a day which is not a Business Day, that amount is payable on the next Business Day.

2.   TERM

2.1  COMMENCEMENT DATE

     This Agreement will commence on the Commencement Date.

2.2  EXPIRY DATE

     Except as provided in Clause 15.3, this Agreement will terminate on the date that is two years after the Commencement Date, unless terminated earlier in accordance with Clause 14.

3.   CONDITIONS PRECEDENT

3.1  CONDITIONAL AGREEMENT

     This Agreement is subject to and conditional upon the occurrence of each of the matters set out below on or before the Commencement Date:

     (a)  completion under the Share Sale and Purchase Agreement;

     (b) the granting of authority by the Bank of Papua New Guinea under the Central Banking Regulation, in a form satisfactory to each of Rio Tinto and LGL, in relation to the indemnity provided by LGL under Clause 16; and

     (c) the passing of a resolution by the board of directors of LGL approving the arrangements under this Agreement, and the execution of this Agreement by LGL, with John O'Reilly and Neil Swan absenting themselves during that item of business.

3.2  SATISFACTION OF CERTAIN CONDITIONS

     The Parties note that, prior to the execution of this Agreement:

     (a) the condition in Clause 3.1(b) above was satisfied by issuance of the relevant authority by the Bank of Papua New Guinea, in a form satisfactory to Rio Tinto and LGL, on 14 September 2005; and

     (b) the condition in Clause 3.1(c) above was satisfied by passing of the relevant resolution on 15 September 2005.

Technical and Procurement Services Agreement              Allens Arthur Robinson

4.   TECHNICAL SERVICES

4.1  PROVISION OF TECHNICAL SERVICES

     From time to time, LGL may request the provision by TRPL of the Technical Services, in accordance with the terms of this Agreement and, in particular, subject to this Clause 4.

4.2  STANDARD AND SCOPE OF TECHNICAL SERVICES

     Where TRPL has received a request for any Technical Services from LGL, TRPL must provide the Technical Services:

     (a) subject to this Clause 4 and Clause 6, in accordance with all reasonable instructions issued by the LGL Representative and in accordance with a written scope of work agreed by LGL and TRPL before work on each specific task commences;

     (b) subject to this Clause 4 and Clause 6, with all practical expedition and in accordance with any timetable, critical path or quality assurance program agreed by LGL and TRPL;

     (c)  with all reasonable skill, care and diligence; and

     (d)  in a good, workman-like manner.

4.3  TIMING SCHEDULE AND LIMIT ON TECHNICAL SERVICES

     The Technical Services to be provided by TRPL during the Term will be subject to the timing schedule and limited to the maximum total man hours (per category and in aggregate) set out in Schedule 2, unless agreed otherwise by TRPL.

4.4  NOTICE OF TECHNICAL SERVICES AND PRIORITY OF TECHNICAL SERVICES

     To the extent practicable, LGL must give not less than four (4) weeks' notice of any Technical Services required by LGL. Upon receipt of the notice, LGL and TRPL will consult and agree, through the LGL Representative and the Rio Tinto Representative respectively, as to the appropriate level, scope, nature and timing of the Technical Services to be provided by TRPL. However, if an unavoidable clash of priorities arises (as determined by TRPL, acting reasonably), TRPL will be entitled to give priority to the requirements of the Rio Tinto Group.

4.5  SUBSTITUTION OF PERSONNEL

     For the different categories of the Technical Services, TRPL will use its best endeavours to provide the services of the nominated individuals agreed between the Parties by letter dated 15 September 2005. TRPL may in each case substitute another appropriate member of its personnel if and to the extent that an agreed individual is not available;

     (a)  due to leave;

     (b)  because that individual is no longer an employee of Rio Tinto;

     (c) because that individual is required for the purposes of an emergency situation within the Rio Tinto Group; or

     (d) because the individual has been reassigned to another role within the Rio Tinto Group, which would prevent that person from being able to provide the relevant services.

Technical and Procurement Services Agreement              Allens Arthur Robinson

4.6  TECHNICAL SERVICES DO NOT INCLUDE PROVISION OF COMPETENT PERSON

     The Technical Services will not include the provision of a Competent Person for the purposes of reporting pursuant to The Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves.

4.7  DATA, REPORTS AND INFORMATION

     On request by LGL, TRPL will provide LGL with copies of data, reports and information generated in the performance of the Technical Services, to the extent that such data, reports or information is reasonably able to be retrieved by TRPL. This entitlement does not include any right for LGL to use or access any of the information or other systems that TRPL may use in connection with the provision of the Technical Services.

5.   PROVISION OF PROCUREMENT SERVICES

5.1  PROVISION OF PROCUREMENT SERVICES

     RTS will provide the Procurement Services in accordance with the terms of this Agreement and, in particular, subject to this Clause 5. The Procurement Services will be provided from the offices of Rio Tinto Procurement in Perth and Brisbane, and will not be required to be performed on-site, unless agreed otherwise by RTS.

5.2  STANDARD AND SCOPE OF PROCUREMENT SERVICES

     RTS must provide the Procurement Services:

     (a) subject to this Clause 5 and Clause 6, in accordance with all reasonable instructions issued by the LGL Representative and consistent with the applicable work description and scope set out in
          Schedule 4 (the Procurement Services Schedule);

     (b) subject to this Clause 5 and Clause 6, with all practical expedition and in accordance with any timetable, critical path or quality assurance program agreed by LGL and RTS;

     (c)  with all reasonable skill, care and diligence; and

     (d)  in a good, workman-like manner.

5.3  TIMING SCHEDULE AND LIMIT ON PROCUREMENT SERVICES

     The Procurement Services will be provided by RTS during the Term on the basis and up to the levels set out in Schedule 4, unless otherwise agreed by RTS.

5.4  NOTICE OF PROCUREMENT SERVICES AND PRIORITY OF PROCUREMENT SERVICES

     LGL must give reasonable notice of any Procurement Services required by LGL. Upon receipt of the notice, LGL and RTS will consult and agree, through the LGL Representative and Rio Tinto Representative respectively, as to the appropriate level, scope, nature and timing of the Procurement Services to be provided by RTS. In each case, these details must be consistent with the applicable description set out in Schedule 4 (the Procurement Services Schedule), except to the extent otherwise agreed between LGL and RTS. However, if an unavoidable clash of priorities arises (as determined by RTS, acting reasonably), RTS will be entitled to give priority to the requirements of the Rio Tinto Group.

Technical and Procurement Services Agreement              Allens Arthur Robinson

5.5  SUBSTITUTION OF PERSONNEL

     Where applicable, RTS will, for the different categories of the Procurement Services, use its best endeavours to provide the services of nominated individuals agreed between the Parties by letter dated 15 September 2005, but only to the extent that this is lawfully possible. RTS may in each case substitute another appropriate member of its personnel if and to the extent that the nominated individual is not available:

     (a)  due to leave;

     (b)  because that individual is no longer an employee of Rio Tinto;

     (c) because that individual is required for the purposes of an emergency situation within the Rio Tinto Group; or

     (d) because the individual has been reassigned to another role within the Rio Tinto Group, which would prevent that person from being able to provide the relevant services.

5.6  CURRENT PROCUREMENT CONTRACTS

     Those Group Procurement and Core Technology contracts in which LGL is presently involved, and for which LGL's involvement is to be terminated with effect from the Commencement Date, are listed in Schedule 3.

5.7  PROCUREMENT SERVICES SCHEDULE

     Schedule 4 sets out the process that will apply, from the Commencement Date, for the provision of the Procurement Services (to the extent required by LGL). The Schedule covers the following work areas:

     (a)  functional review process;

     (b)  explosives and accessories;

     (c)  barges and lime supply ex-China;

     (d)  OTR tyres;

     (e)  HME procurement arrangements;

     (f)  shipping and logistics; and

     (g)  supply chain assistance.

6.   SAFETY AND COMPLIANCE

6.1  CONSISTENCY WITH RIO TINTO GROUP POLICIES AND PROCEDURES

     All of the Services requested by LGL must be reasonably capable of performance in a manner that is lawful and consistent with Rio Tinto Group policies and procedures, including but not limited to those relating to anti-trust law and health, safety and environment. Rio Tinto will only be required to perform the Services to the extent consistent with such policies and procedures.

Technical and Procurement Services Agreement              Allens Arthur Robinson

6.2  RIGHT TO WITHDRAW

     To the extent that any of the Services are required to be performed on-site, Rio Tinto will be permitted to withdraw any Personnel providing those Services at any time, should Rio Tinto have a reasonable opinion that those people might face any risk to their personal safety in performing the requested Services.

7.   PAYMENTS FOR SERVICES

7.1  PAYMENT FOR ACCESS TO SERVICES

     In consideration of LGL continuing to have access to the resources of the Rio Tinto Group on the terms set out in this Agreement, LGL must pay to RTS a base fee of:

     (a) US$10,000 per calendar month for the period from the Commencement Date up to 30 September 2006 (if this Agreement is not earlier terminated); and

     (b) (if this Agreement is not earlier terminated) US$6,500 per calendar month for the period from 1 October 2006 until the termination of this Agreement

     (the MONTHLY BASE FEE).

7.2  PAYMENT FOR SERVICES

     In consideration of the performance of any Services in any month during the Term by TRPL or RTS respectively, LGL must pay to that entity the amount of the Total Monthly Service Charges invoiced to it in accordance with the terms of this Agreement. The Service Fees will be based on the rates paid by members of the Rio Tinto Group for similar services, and the current applicable Rio Tinto Group fees (hourly and/or daily basis, as relevant) stipulated by the Parties by letter dated 15 September 2005.

7.3  INVOICING

     Further to Clauses 7.1 and 7.2, LGL will be invoiced by RTS and TRPL monthly in arrears, as follows. Following the end of each calendar month during the Term:

     (a) RTS will issue an invoice to LGL for the applicable Monthly Base Fee for that calendar month;

     (b) RTS will, if applicable, issue an invoice to LGL for the Total Monthly Service Charges referable to any Procurement Services provided during that calendar month; and

     (c) TRPL will, if applicable, issue an invoice to LGL for the Total Monthly Service Charges referable to any Technical Services provided during that calendar month.

7.4  INVOICES FOR SERVICES PROVIDED

     Each invoice for Services provided will set out for the relevant month:

     (a)  the Total Monthly Service Charges;

     (b)  the applicable hourly or daily charges for the relevant Services; and

     (c)  all associated Out-of-Pocket Expenses.

Technical and Procurement Services Agreement              Allens Arthur Robinson

     Such invoice must set out in reasonable detail the tasks undertaken by RTS or TRPL, as applicable, over the preceding month, and must be accompanied by a statement setting out in reasonable detail the calculation of the amounts shown in the invoice, so that they can be determined to be in accordance with the provisions of this Agreement.

7.5  PAYMENT OF INVOICES

     For each invoice issued by RTS or TRPL pursuant to Clause 7.3, payment must be made by LGL within 30 days of the date of the invoice. All payments must be made net of any withholding or other taxes and duties that are or may become applicable.

7.6  VARIATION OF SERVICE FEES

     The Service Fees for Technical Services are subject to change. Rio Tinto will provide written notice to LGL in advance of any change to the fee structure. Any variation to the Service Fees must be no less favourable to LGL than variations made to fees charged by Rio Tinto to Rio Tinto Group companies for similar services.

7.7  INTEREST ON LATE PAYMENT

     (a) If LGL fails to pay any sum which it is obliged to pay on the date by which that payment is due, LGL must pay interest on the unpaid amount at the Default Rate for the period from and including the date on which the payment was due until and including the date that amount and all interest on it is paid in full.

     (b) Interest payable under Clause 7.7(a) must be calculated on a daily basis, capitalised at the end of each month and paid by LGL on demand by Rio Tinto.

     (c) Interest will be payable in accordance with this Clause 7.7 on the amount of any sum disputed by LGL where it is subsequently determined or agreed that the amount was properly payable by LGL in accordance with this Agreement.

     (d) The payment of interest under this Clause 7.7 is without prejudice to any other rights and remedies that Rio Tinto may have in respect of a payment default under this Agreement.

7.8  PAYMENTS FROM APPROVED ACCOUNTS ONLY

     To ensure compliance with the terms of the authority given by the Bank of Papua New Guinea on 14 September 2005 (as referred to in Clause 3.2 above), all payments for Services by LGL under this clause must be made only from the existing offshore foreign currency accounts approved by the Bank of Papua New Guinea.

8.   CONSULTATION AND APPROVALS/CONSENTS IN RESPECT OF SERVICES

8.1  CONSULTATION AND COOPERATION

        The Parties must act in close consultation and cooperation with each other in relation to the provision of the Services and other obligations under this Agreement.

Technical and Procurement Services Agreement              Allens Arthur Robinson

8.2  INFORMATION

     (a) Rio Tinto may request, and LGL must ensure that Rio Tinto is given, all data and information reasonably required or reasonably requested by Rio Tinto to fully perform its obligations under this Agreement.

     (b) Subject to paragraph (a), Rio Tinto will not be responsible for the consequences of any omitted or erroneous data or information. Additional reasonably incurred costs resulting from the provision of additional Services, or the variation of Services, necessary to remedy the consequences of any omitted or erroneous data or information will be payable by LGL on demand by Rio Tinto.

8.3  LGL UNDERTAKING

     LGL undertakes that it will, at its own cost, obtain all necessary consents and approvals in respect of the Lihir Project required to permit Rio Tinto to perform the requested Services, such as any necessary work permits and PNG tax clearances.

9.   CONFIDENTIALITY

9.1  UNDERTAKING AS TO CONFIDENTIALITY

     Each Recipient undertakes and agrees:

     (a) to hold in strict confidence all Confidential Information and not to disclose or permit or cause the Confidential Information to be disclosed to any third party, subject always to Clauses 9.2 and 9.3; and

     (b) not to make use of the Confidential Information except and solely to the extent necessary for the purposes of this Agreement.

     unless the Recipient has obtained the prior written consent of the Discloser to do so. For the avoidance of doubt, and without limitation, this Clause 9 applies:

     (i) to Rio Tinto in its capacity as a 'Recipient', in respect of Confidential Information provided by LGL (as Discloser) in relation to the Services; and

     (ii) to LGL in its capacity as a 'Recipient', in respect of all confidential information held by it relating to the Group Procurement and Core Technology contracts listed in Schedule 3, and also in respect of all Reports.

9.2  EXCEPTIONS

     The undertakings in Clause 9.1 do not apply to:

     (a) information made available to the professional advisers of a Recipient, provided that the disclosee agrees to keep the Confidential Information in strict confidence and to use it solely to the extent necessary for the purposes of this Agreement;

     (b) disclosures required by Law, or any Governmental Agency acting or purporting to act within its powers and functions;

     (c) disclosures reasonably necessary for the purposes of any mediation, arbitration or legal proceedings relating to this Agreement; or

Technical and Procurement Services Agreement              Allens Arthur Robinson

     (d)  the extent set out in Clause 9.3.

9.3  PERMITTED DISCLOSURES TO EMPLOYEES, AGENTS, ETC

     (a) Notwithstanding Clause 9.1, Rio Tinto may disclose Confidential Information held by it to any employee, agent, contractor or Related Corporation, provided that such disclosee:

          (i) needs to know such information in connection with the provision of the Services; and

          (ii) agrees to hold the Confidential Information in strict confidence.

     (b) Notwithstanding Clause 9.1, the following provisions will apply in relation to the disclosure of any Report by LGL:

          (i) LGL may disclose a Report to any third party with the prior written approval of Rio Tinto. Such approval may not be unreasonably withheld by Rio Tinto, provided that, where the proposed disclosure by LGL is in any form of public statement, release or announcement, such as a prospectus, Rio Tinto's approval may be given or withheld in its absolute discretion.

          (ii) LGL may also disclose a Report to:

               (A)  any employee, agent or contractor; and

               (B) any Related Corporation, but only so long as one or more parties have not exercised Effective Control in relation to LGL after the Commencement Date,

          provided that such disclosee:

          (i) needs to have access to such Report in connection with LGL's business; and

          (ii) agrees to hold the Report in strict confidence.

9.4  PUBLIC ANNOUNCEMENTS AND DISCLOSURES

     (a) Rio Tinto acknowledges and agrees that LGL will file with the US Securities and Exchange Commission, as part of LGL's annual Form 20-F, a copy of this Agreement.

     (b) Except to the extent set out in Clause 9.4(a) above, or as otherwise required by any Law or any Governmental Agency acting or purporting to act within its powers and functions, no Party may make any public announcements or disclosures as to this Agreement, or otherwise in relation to the subject matter of this Agreement, without the prior written consent of the other Parties. In this regard, no media release or public announcement will be made in relation to the fact of this Agreement without the prior written approval of each of the Parties. Where a Party is required to make an announcement by Law or Governmental Agency, it must first give the other Parties a reasonable opportunity to comment on the form and content of the proposed announcement.

Technical and Procurement Services Agreement              Allens Arthur Robinson

10.  PROTECTION OF INTELLECTUAL PROPERTY

10.1 OBLIGATIONS

     In relation to all Intellectual Property created or to be created by, or arising out of any thing or idea or matter created by, Rio Tinto or the Personnel solely or jointly with others during the Term and arising out of or in pursuance of the provision of any of the Services, including all records, documents, concepts, ideas and software conceived or made by the Personnel in the course of providing the Services, LGL:

     (a) acknowledges that TRPL or RTS (as applicable) owns all rights, title and interest to any and all such Intellectual Property and agrees not to register or attempt to register any interest in respect of any Intellectual Property;

     (b) assigns to TRPL or RTS (as applicable) upon creation any and all of the rights of LGL in such Intellectual Property;

     (c) agrees to provide all reasonable assistance to Rio Tinto both during and after the expiry or termination of this Agreement to assist Rio Tinto in protecting its interests in the Intellectual Property. Such assistance must include the execution of any and all applications, assignments or other documents which Rio Tinto may deem necessary for the registration or protection of any of its interests in the Intellectual Property in any country of the world, provided that, following termination of this Agreement, Rio Tinto will meet LGL's reasonable costs with respect to the assistance required pursuant to this Clause 10.1.

10.2 IMPROVEMENTS OR DEVELOPMENT OF INTELLECTUAL PROPERTY

     Any improvement to or development of any Intellectual Property referred to in Clause 10.1 made by Rio Tinto following termination of this Agreement will be the sole property of Rio Tinto. Rio Tinto will be entitled to apply for, in its name and at its cost, any rights in resect of such improvements or developments.

10.3 LICENCE OF INTELLECTUAL PROPERTY

     If and to the extent that Rio Tinto creates any Intellectual Property as a result of providing the Services, then Rio Tinto will grant to LGL a non-assignable perpetual, royalty-free licence, allowing the use of that Intellectual Property by LGL, and its Related Corporations from time to time, for their own purposes.

11.  RELATIONSHIP OF PARTIES

11.1 INDEPENDENT CONTRACTOR

     In providing the Services to LGL under this Agreement, Rio Tinto is acting in the capacity of independent contractor. This Agreement does not constitute or create an employer and employee relationship, a partnership of any kind, or an association or trust between the Parties.

Technical and Procurement Services Agreement              Allens Arthur Robinson

11.2 NO OBLIGATION

     Rio Tinto and the Personnel do not have the authority to act as agent for LGL for any purpose and Rio Tinto and the Personnel may not, on behalf of LGL, enter into any contract, warranty or representation as to any matter.

12.  WARRANTIES

12.1 MUTUAL WARRANTIES

     Each of LGL and Rio Tinto warrants to the other that it has the power to enter into and perform its obligations under this Agreement, and that it has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

12.2 EXCLUSION OF WARRANTIES

     Except as expressly provided to the contrary in this Agreement, all warranties, terms, conditions and representations, whether express, implied, statutory or otherwise relating in any way to the subject matter of this Agreement or to this Agreement generally, are excluded. Where any Law implies into this Agreement any term, and that law limits or prohibits provisions in a contract excluding or modifying the application of or exclusion of liability under that term, the term is included in this Agreement only to the extent required by Law.

13.  LIMITATION OF LIABILITY

     Notwithstanding any other provision of this Agreement, the following terms apply:

     (a)  TIME LIMIT FOR CLAIMS

          Rio Tinto is not liable to LGL to make any payment (whether by way of indemnity, damages or otherwise) in connection with the Services (whether for any breach of this Agreement, negligence or otherwise), unless a claim is made in writing by LGL within six months after the circumstances giving rise to the claim first became known by LGL or could, with reasonable diligence, have become known by LGL. Any claim must set forth in reasonable detail the nature of the claim and the amount sought to the extent the amount can reasonably be determined.

     (b)  EXCLUSION OF INDIRECT OR CONSEQUENTIAL LOSS

          In no circumstances will Rio Tinto be liable to LGL to make any payment (whether by way of indemnity, damages or otherwise) in connection with the Services (whether for any breach of this Agreement, negligence or otherwise) in respect of any indirect or consequential loss or damage (including loss of profit or loss of production), howsoever arising.

     (c)  LIABILITY CAP FOR PAYMENTS

          Rio Tinto is not liable to LGL to make any payment (whether by way of indemnity, damages or otherwise) in connection with the Services (whether for any breach of this Agreement, negligence or otherwise) to the extent that such payment, when aggregated

Technical and Procurement Services Agreement              Allens Arthur Robinson

          with all other such payments in respect of the Services, exceeds the aggregate of all Service Fees paid by LGL under this Agreement for the performance of the Services. In lieu of Rio Tinto making any such payment, LGL may require Rio Tinto to re-perform the relevant Services, subject to Rio Tinto's prior agreement (such agreement not to be unreasonably withheld).

     (d)  OTHER LIMITATIONS AND EXCLUSIONS

          Rio Tinto is not liable to LGL for any loss that LGL suffers in connection with the Services, to the extent that the loss arises from any act or omission of LGL,

14.  TERMINATION

14.1 LGL MAY TERMINATE

     LGL may terminate this Agreement at any time upon giving thirty (30) days' prior written notice to Rio Tinto.

14.2 RIO TINTO OR LGL MAY TERMINATE

     Rio Tinto or LGL may terminate this Agreement at any time by written notice to the other, if, during the Term, one or more parties exercise Effective Control in relation to LGL. This right of termination will arise regardless of whether the exercise of Effective Control follows or arises as a consequence of a corporate reorganisation, capital restructure, or otherwise.

14.3 EACH PARTY MAY TERMINATE

     Without limiting Clauses 14.1 and 14.2,

     (a) each of Rio Tinto and LGL may terminate this Agreement immediately if the other becomes insolvent; and

     (b) each of Rio Tinto and LGL may terminate this Agreement immediately upon giving written notice to the other if that other Party is in default of this Agreement and such Party fails to remedy the default within thirty (30) days after written notice from the first Party requiring the remedy of the default.

15.  CONSEQUENCES OF TERMINATION

15.1 EFFECT OF TERMINATION

     Termination of this Agreement for whatever cause is without prejudice to any rights or obligations which may have accrued and be owing prior to the effective date of such termination.

15.2 PAYMENT OF OUTSTANDING FEES

     Upon termination of this Agreement, LGL will pay to Rio Tinto any Service Charges which remain payable and unpaid as at the effective date of termination, but to the extent only that Out-of-Pocket Expenses have been incurred and/or the Services have been duly performed by Rio Tinto up to that date.

Technical and Procurement Services Agreement              Allens Arthur Robinson

15.3 CONTINUING CLAUSES

     Clauses 1, 9, 10, 11, 13, 16, 24, 30 and 33 of this Agreement and the relevant provisions of this Clause 15 will continue to apply after termination of this Agreement.

16.  INDEMNITY

     LGL indemnifies Rio Tinto, and holds Rio Tinto harmless, against and in respect of any claim, loss, damage, suit, liability, cost, injury or expense that may be reasonably incurred or sustained by Rio Tinto or any other member of the Rio Tinto Group, or any of their directors, officers, employees, representatives, agents or contractors, to the extent caused by, or arising from, the actions or omissions of LGL, or any of its employees, officers, representatives, agents or contractors in respect of any attendance at the Lihir Project site or any other location controlled by LGL or a Related Corporation.

17.  INSURANCE

     (a) LGL must maintain a public liability insurance policy in respect of the Lihir Project, and LGL must use its best efforts to procure that each of TRPL and RTS is insured under such policy.

     (b) LGL must produce evidence, satisfactory to Rio Tinto, that it maintains the insurance required under this Clause 17 and of its currency on renewal by LGL each year during the Term.

18.  NOTICES

     Any Notice:

     (a) must be in writing and signed by a person duly authorised by the sender;

     (b) must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

          (i)  to LGL, as set out in Item 4 of Schedule 1; and

          (ii) to Rio Tinto, TRPL or RTS as set out in Item 5 of Schedule 1, and

     (c)  will be taken to have been duly given or made:

          (i)  in the case of delivery in person, when delivered;

          (ii) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

          (iii) in the case of fax, on receipt by the sender of a transmission result report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient, and indicating that the transmission has been made without error,

Technical and Procurement Services Agreement              Allens Arthur Robinson

               but if the result is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or at a time later than 4:00 pm (local time), it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

19.  ENTIRE AGREEMENT

     This Agreement, including the provisions of any statute or agreement incorporated by reference, constitutes the entire agreement between the Parties with respect to its subject matter. It sets out the only conduct relied on by the Parties and supersedes all prior agreements and understandings between the Parties in connection with its subject matter.

20.  AMENDMENT

     No amendment, variation or modification of this Agreement is valid or binding unless made in writing and duly executed by or on behalf of all Parties.

21.  ASSIGNMENT

     (a) Each of TRPL and RTS will have the right to arrange for any of its obligations under this Agreement to be performed by others on its behalf, and it shall be free to assign its rights and obligations under this Agreement to any other member of the Rio Tinto Group. However, this right of assignment will not in any way undermine the express rights of LGL set out in Clauses 4.5 and 5.5.

     (b) The rights and obligations of LGL under this Agreement cannot be assigned, encumbered or otherwise dealt with except with the prior written consent of Rio Tinto, which consent may not be unreasonably withheld.

22.  FORCE MAJEURE

     (a)  If:

          (i) in the reasonable opinion of the Rio Tinto Representative, performance of this Agreement or any obligation hereunder by Rio Tinto is prevented, restricted or interfered with as a result of Force Majeure; or

          (ii) in the reasonable opinion of the LGL Representative, performance of this Agreement or any obligation hereunder by LGL is prevented, restricted or interfered with as a result of Force Majeure, the Party so affected upon prompt notice to the other will be excused from such performance to the extent of such prevention, restriction or interference, and for the period that the Force Majeure event continues. This Clause 22 will not apply in respect of any obligation to pay money that is due and payable.

     (b) The Party so affected must use its best endeavours to avoid or remove such causes of non-performance and must continue performance hereunder with the utmost dispatch as soon as

Technical and Procurement Services Agreement              Allens Arthur Robinson

          such causes are removed, provided that nothing in this Clause 22 may be construed as requiring the affected Party to settle any industrial dispute on terms which it considers disadvantageous.

     (c)  The Term will not be extended by any period of Force Majeure.

23.  GOODS AND SERVICES TAXES

23.1 GST TO BE ADDED TO AMOUNTS PAYABLE

     If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, the Party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional consideration. This Clause 23.1 does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.

23.2 LIABILITY NET OF GST

     Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a Party, must exclude the amount of any Input Tax Credit entitlement of that Party in relation to the relevant cost, expense or other liability.

23.3 TIMING OF THE PAYMENT OF THE GST AMOUNT

     The GST Amount is payable on the earlier of:

     (a) the first date on which all or any part of the Consideration for the Taxable Supply is provided; and

     (b) the date five Business Days after the date on which an Invoice is issued in relation to the Taxable Supply.

23.4 REVENUE EXCLUSIVE OF GST

     Any reference in this Agreement to price, value, sales, revenue or a similar amount (REVENUE), is a reference to that Revenue exclusive of GST.

23.5 COST EXCLUSIVE OF GST

     Any reference in this Agreement (other than in the calculation of Consideration) to cost, expense or other similar amount (COST), is a reference to that Cost exclusive of GST.

23.6 GST OBLIGATIONS TO SURVIVE TERMINATION

     This Clause 23 will continue to apply after expiration or termination of this Agreement.

23.7 DEFINITIONS

     In this Clause 23, the following definitions apply unless the context requires otherwise:

     CONSIDERATION has the meaning given by the relevant GST Law.

     GST has the meaning given by the GST Law in Australia or means the goods and services tax under the GST Law in Papua New Guinea, as the circumstances may require.

Technical and Procurement Services Agreement              Allens Arthur Robinson

     GST AMOUNT means, in relation to a Taxable Supply, the amount of GST payable in respect of that Taxable Supply.

     GST LAW either:

     (a) has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that Act does not exist, means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act; or

     (b)  means the Goods and Services Act 2003 of Papua New Guinea,

     as the circumstances may require.

     INPUT TAX CREDIT has the meaning given by the GST Law in Australia and a reference to an Input Tax Credit entitlement of a Party includes an Input Tax Credit for an acquisition made by that Party but to which another member of the same GST Group is entitled under the GST Law or means a credit or deduction for input tax under the GST Law in Papua New Guinea, as the circumstances may require.

     INVOICE has the meaning given by the relevant GST Law.

     TAXABLE SUPPLY has the meaning given by the relevant GST Law excluding the reference to section 84-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

23.8 EXEMPTION OF LGL

     The Parties note and confirm that, as at the Commencement Date, LGL is exempt from paying GST in Australia.

24.  JOINT AND SEVERAL OBLIGATIONS

     In this Agreement, unless the subject matter or context otherwise requires:

     (a) any obligation or liability imposed on TRPL and RTS is an obligation or liability imposed on each of them severally (and not jointly or jointly and severally); and

     (b) the benefit of any covenant, representation, warranty or other provision with, to or otherwise in favour of TRPL and RTS will be held and enforceable by them jointly and severally.

25.  NOMINATED REPRESENTATIVES

     Each of TRPL, RTS and LGL must nominate a person to be its primary representative for the purposes of this Agreement. These nominated representatives will be the initial and primary points of contact between TRPL or RTS on the one hand, and LGL on the other, in connection with any matter arising under or in connection with this Agreement. The details of the initial TRPL Representative, RTS Representative and LGL Representative are each set out in Schedule 1.

Technical and Procurement Services Agreement              Allens Arthur Robinson

26.  FURTHER ASSURANCES

     Each Party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

27.  NO MERGER

     The rights and obligations of the Parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

28.  NO WAIVER

     No failure to exercise nor any delay in exercising any right, power or remedy by a Party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

29.  SEVERABILITY OF PROVISIONS

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

30.  GOVERNING LAW AND JURISDICTION

     This Agreement is governed by the laws of Victoria. Each Party submits to the exclusive jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

31.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

32.  ENUREMENT

     The provisions of this Agreement will enure for the benefit of and be binding on the Parties and their respective successors and permitted substitutes and assigns and (where applicable) legal personal representatives.

Technical and Procurement Services Agreement              Allens Arthur Robinson

33.  COSTS AND STAMP DUTY

     Each Party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement.

Technical and Procurement Services Agreement              Allens Arthur Robinson

SCHEDULE 1

NOMINATED REPRESENTATIVES AND ADDRESSES FOR NOTICES

ITEM 1 LGL REPRESENTATIVE
       Jan Andersen
       General Manager Operations
       Lihir Gold Limited

ITEM 2 TRPL REPRESENTATIVE
       Geoff Day
       General Manager
       Technological Resources Pty Limited

ITEM 3 RTS REPRESENTATIVE
       Peter McNamara
       Procurement Leader
       Rio Tinto Procurement

ITEM 4 ADDRESS FOR LGL
       Level 7
       Pacific Place
       Cnr. Champion Parade & Musgrave Street
       Port Moresby, NCD, Papua New Guinea

       Fax: (+675)321 4075
       Attention: Company Secretary

ITEM 5 ADDRESS FOR RIO TINTO, TRPL AND RTS
       C/- Rio Tinto Limited
       Level 33
       55 Collins Street
       MELBOURNE VIC 3000

       Fax: +61 3 9283 3603
       Attention: General Counsel

Technical and Procurement Services Agreement              Allens Arthur Robinson

Technical and Procurement Services Agreement              Allens Arthur Robinson

SCHEDULE 2

SCHEDULE OF TECHNICAL SERVICES AND MAXIMUM TOTAL HOURS

                            FORECAST HOURS     FORECAST
                                  TO             HOURS       MAXIMUM
CATEGORY                   31 DECEMBER 2005   FOR 2006/7   TOTAL HOURS
--------                   ----------------   ----------   -----------
Client Representative      24                 64           100

Communities &              120                120 (up to   240
Environment                                   June 2006)

Geotechnical &             24                 Nil          30
Geothermal Training &
Reviews

Resource / Reserve         200                100 (up to   300
Planning                                      June 2006)

Mine Planning              100 (current       Nil          100
                           proposal in
                           place)

Mineral processing /       100 (current       Nil          100
autoclave work /           proposal in
modelling                  place)

Flotation work &           200                100 (up to   300
Metallurgical Margin                          June 2006)
Improvement Program

Process Control            20                 Nil          25
Improvement

Dewatering and Hydrology   30                 Nil          35

Mine Simulation            Completion of      Nil          N/A
                           GAL192 only

Other general              100                200 (up to   300
technical services                            October
                                              2007)

AGGREGATE MAXIMUM TOTAL HOURS: 1,530

Technical and Procurement Services Agreement              Allens Arthur Robinson

SCHEDULE 2

SCHEDULE OF TECHNICAL SERVICES AND MAXIMUM TOTAL HOURS

                            FORECAST HOURS     FORECAST
                                  TO             HOURS       MAXIMUM
CATEGORY                   31 DECEMBER 2005   FOR 2006/7   TOTAL HOURS
--------                   ----------------   ----------   -----------
Client Representative      24                 64           100

Communities &              120                120 (up to   240
Environment                                   June 2006)

Geotechnical &             24                 Nil          30
Geothermal Training &
Reviews

Resource / Reserve         200                100 (up to   300
Planning                                      June 2006)

Mine Planning              100 (current       Nil          100
                           proposal in
                           place)

Mineral processing /       100 (current       Nil          100
autoclave work /           proposal in
modelling                  place)

Flotation work &           200                100 (up to   300
Metallurgical Margin                          June 2006)
Improvement Program

Process Control            20                 Nil          25
Improvement

Dewatering and Hydrology   30                 Nil          35

Mine Simulation            Completion of      Nil          N/A
                           GAL 192 only

Other general              100                200 (up to   300
technical services                            October
                                              2007)

AGGREGATE MAXIMUM TOTAL HOURS: 1,530

Technical and Procurement Services Agreement              Allens Arthur Robinson

SCHEDULE 3

GROUP PROCUREMENT AND CORE TECHNOLOGY CONTRACTS - LGL INVOLVEMENT TO BE TERMINATED FROM COMMENCEMENT DATE

No.   Contract Title/Description
---   --------------------------
      CONVEYOR BELTS
1     BRIDGESTONE ENGINEERED PRODUCTS OF ASIA
2     IMAS BELTING (AUSTRALIA) PTY LTD FOR CONTITECH IMAS SA
3     MITSUI & CO. (AUST) LTD

      HEAVY MOBILE EQUIPMENT
4     KOMATSU AMERICA CORP
5     HITACHI CONSTRUCTION MACHINERY CO LTD (JAPAN)
6     TEREX CORPORATION
7     LETOURNEAU INC.
8     CATERPILLAR
9     ALL OTR TYPES CONTRACTS

      MISCELLANEOUS
10    VARIOUS SUPPLIERS (hotels)
      -    hotel accommodation
11    DELL COMPUTER PTY LTD
      -    Global Hardware and Peripherals
12    OSISOFT INC.
      -    Software Licence and Maintenance
      -    Production and network monitoring software
13    QANTAS AIRWAYS LIMITED
      -    Travel Management Services
14    BULLIVANTS PTY LTD
      -    Lift consumables and associated services
15    BRADKEN RESOURCES PTY. LTD.
      -    Ground Engaging Tools

Note: OTR and HME arrangements to be addressed as per Schedule (Procurement
     Services Schedule).

Technical and Procurement Services Agreement              Allens Arthur Robinson

SCHEDULE 4

PROCUREMENT SERVICES

Once the Management Agreement is terminated, LGL would cease to be part of the Rio Tinto Group for the purposes of the Rio Tinto Group procurement contracts. Rio Tinto Procurement (RTP) will provide assistance to LGL as detailed below. This assistance will not require RTP staff to travel to site unless expressly agreed. Any disbursements incurred at the request of LGL will be to the account of LGL.

Functional        RTP will support LGL in building up its internal procurement
Review Process    capability. RTP will conduct a Functional Review Process which would generate a detailed procurement improvement plan,
                  drawing on RTP's IP.

                  It is anticipated that this will be completed by the end of Q1, 2006.

Explosives and    RTP will leverage its intellectual property and in-house
Accessories       skills to produce a market report covering explosives (and accessories) in Australia, to assist LGL in establishing
                  LGL-specific supply arrangements for explosives and
                  accessories. The report would include coverage of RTP's view of industry supply/demand balance, cost structures and supply chain issues. However, the report will not include pricing.

                  The report will be completed by December 15.

Barges and Lime   RTP will conduct an opportunity assessment for supply from
supply ex-China   China of barges and lime. RTP will document the opportunity assessment in a report for LGL. The opportunity assessment would include identification of potential suppliers, review of strengths and weaknesses, manufacturing capability, supply chain issues and regulatory requirements in China. RTP's
                  Market Development staff will provide fortnightly verbal
                  updates on progress. The opportunity assessment will be
                  completed by production of a written report prepared by
                  December 15.

OTR Tyres         RTP will continue to include LGL in the Rio Tinto Group
                  process for the management of OTR tyres through the CTD and
                  Tyre Management Committee (TMC) until 31 December 2006, in accordance with the terms of the letter agreement between the
                  Parties dated 15 September 2005.

HME If LGL decided (e.g. to the stage of capital approval) to make a major fleet replacement in 2006 or 2007, RTP would make available designated RTP personnel during 2006 to assist LGL's representatives to approach the HME manufacturers to establish an LGL specific contract for the acquisition.

                  RTP's support would include access to RTP's total cost of ownership and continuous improvement models as well as negotiation preparation and support.

                  RTP's support would not include: access to the RTP personnel involved in negotiating or managing the Rio Tinto Group's relationship with the particular supplier(s); participation in the Core Technologies Directorate; access to pricing or other

Technical and Procurement Services Agreement              Allens Arthur Robinson

                  commercially sensitive information of the Rio Tinto Group; or RTP's plans for any relet of contracts with HME manufacturers
                  / suppliers and associated negotiation strategies.

                  Such assistance would conclude with the execution of the fleet replacement contract, or at the end of 2006 at the latest, and would be limited to the equivalent of 160 man hours in total.

Shipping &        RTP will complete work currently in progress whereby LGL will
Logistics         directly contract shipping services (previously undertaken by its freight forwarder), and renew international freight
                  forwarding (IFF) contractual arrangements. The shipping
                  contract is expected to be completed in September 2005, whilst the IFF contract is anticipated to be completed by the end of
                  October 2005. The estimated cost of this work is A$78,600 and is based on a daily rate of A$720 in respect of each of the individuals involved.

                  RTP staff will "be made available to assist LGL in the implementation of these contracts. The major areas of implementation support are:

                  Shipping contract

                       - Process mapping of operational and management interfaces.

                       - Manage extrication of former suppliers' shipping containers ex Lihir Island.

                       - Establish communications processes and interfaces including invoicing and operational reporting (eg container and freight reports).

                       - Road and ocean freight suppliers interfaces established.

                       - Freight Forwarder and Consolidation and ocean freight suppliers interfaces established.

                  IFF Contract

                       - Process mapping of operational and management interfaces.

                       - Facilitate transition from current supplier to new supplier.

                       -    Interface between Supplier ERP and MIMS.

                       - Ensure operational forms, reports and other documentation correct.

                       - Road and ocean freight suppliers interfaces established.

                       - Freight Forwarder and Consolidation and ocean freight suppliers interfaces and operational procedures established.

                  The agreed fee for this implementation work, which will conclude by the end of June 2006, is A$30,000.

Supply Chain      RTP will provide access to a senior Supply Chain executive to support LGL with ad-hoc information requirements.

                  This assistance would be available to LGL for up to 50 hours total time in 2005, and thereafter by express agreement.

Technical and Procurement Services Agreement              Allens Arthur Robinson

EXECUTED as an agreement.

Each attorney executing this Agreement states that he has no notice of the revocation or suspension of his power of attorney.

EXECUTED for and on behalf of
TECHNOLOGICAL RESOURCES PTY LIMITED
by its attorney in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name


EXECUTED for and on behalf of RIO
TINTO SERVICES LIMITED by its
attorney in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name


EXECUTED for and on behalf of LIHIR
GOLD LIMITED by its duly authorised
representative in the presence of:


/s/ Celine Bita                         /s/ Mark Laurie
-------------------------------------   ----------------------------------------
Witness Signature                       Authorised Representative Signature

CELINE BITA                             MARK LAURIE
Print Name                              Print Name

Technical and Procurement Services Agreement              Allens Arthur Robinson

DATE 10th October 2005

PARTIES

     1. TECHNOLOGICAL RESOURCES PTY LIMITED (ABN 12 002 183 557) (TRPL) of 55 Collins Street, Melbourne, Victoria and RIO TINTO SERVICES LIMITED (ABN 62 004 219 738) (RTS) of 55 Collins Street, Melbourne (together, RIO TINTO); and

     2. LIHIR GOLD LIMITED of Level 7, Pacific Place, Cnr. Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea (LGL).

RECITALS

     A LGL wishes to have access to the Technical Services and the Procurement Services.

     B TRPL agrees to provide the Technical Services, and RTS agrees to provide the Procurement Services, on the terms and conditions set out in this Agreement.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATIONS

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     BUSINESS DAY means a weekday on which trading banks are open for the transaction of banking business in Melbourne.

     CENTRAL BANKING REGULATION means the PNG Central Banking (Foreign Exchange and Gold) Regulation.

     COMMENCEMENT DATE means the date of this Agreement.

     CONFIDENTIAL INFORMATION means any information (in whatever form) of a confidential nature (or which the Recipient ought reasonably to know to be confidential) which relates to the business affairs or activities of the Discloser, including the provision of the Services under this Agreement, and which:

     (a)  is disclosed to the Recipient by or on behalf of the Discloser; or

     (b)  otherwise comes to the knowledge of the Recipient,

     in connection with this Agreement or otherwise in the course of the provision of the Services.

     Confidential Information of the Discloser excludes information or material:

     (i) which was generated by the Recipient, or any of its Related Corporations, prior to commencement of the relevant Services;

Technical and Procurement Services Agreement              Allens Arthur Robinson

DATE 10th October 2005

PARTIES

     1. TECHNOLOGICAL RESOURCES PTY LIMITED (ABN 12 002 183 557) (TRPL) of 55 Collins Street, Melbourne, Victoria and RIO TINTO SERVICES LIMITED (ABN 62 004 219 738) (RTS) of 55 Collins Street, Melbourne (together, RIO TINTO); and

     2. LIHIR GOLD LIMITED of Level 7, Pacific Place, Cnr. Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea (LGL).

RECITALS

     A LGL wishes to have access to the Technical Services and the Procurement Services.

     B TRPL agrees to provide the Technical Services, and RTS agrees to provide the Procurement Services, on the terms and conditions set out in this Agreement.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATIONS

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     BUSINESS DAY means a weekday on which trading banks are open for the transaction of banking business in Melbourne.

     CENTRAL BANKING REGULATION means the PNG Central Banking (Foreign Exchange and Gold) Regulation.

     COMMENCEMENT DATE means the date of this Agreement.

     CONFIDENTIAL INFORMATION means any information (in whatever form) of a confidential nature (or which the Recipient ought reasonably to know to be confidential) which relates to the business affairs or activities of the Discloser, including the provision of the Services under this Agreement, and which:

     (a)  is disclosed to the Recipient by or on behalf of the Discloser; or

     (b)  otherwise comes to the knowledge of the Recipient,

     in connection with this Agreement or otherwise in the course of the provision of the Services.

     Confidential Information of the Discloser excludes information or material:

     (i) which was generated by the Recipient, or any of its Related Corporations, prior to commencement of the relevant Services;

Technical and Procurement Services Agreement              Allens Arthur Robinson

EXECUTED as an agreement.

Each attorney executing this Agreement states that he has no notice of the revocation or suspension of his power of attorney.

EXECUTED for and on behalf of
TECHNOLOGICAL RESOURCES PTY LIMITED
by its attorney in the presence of:


/s/ Charles De Lawcey Ritchie           /s/ Stephen Ernest Nigel Creese
-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

CHARLES DE LAWCEY RITCHIE               STEPHEN ERNEST NIGEL CREESE
Print Name                              Print Name


EXECUTED for and on behalf of RIO
TINTO SERVICES LIMITED by its
attorney in the presence of:


/s/ Charles De Lawcey Ritchie           /s/ Stephen Ernest Nigel Creese
-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

CHARLES DE LAWCEY RITCHIE               STEPHEN ERNEST NIGEL CREESE
Print Name                              Print Name


EXECUTED for and on behalf of LIHIR
GOLD LIMITED by its duly authorised
representative in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Authorised Representative Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name

Technical and Procurement Services Agreement              Allens Arthur Robinson

DATE 10th October 2005

PARTIES

     1. TECHNOLOGICAL RESOURCES PTY LIMITED (ABN 12 002 183 557) (TRPL) of 55 Collins Street, Melbourne, Victoria and RIO TINTO SERVICES LIMITED (ABN 62 004 219 738) (RTS) of 55 Collins Street, Melbourne (together, RIO TINTO); and

     2. LIHIR GOLD LIMITED of Level 7, Pacific Place, Cnr. Champion Parade & Musgrave Street, Port Moresby, Papua New Guinea (LGL).

RECITALS

     A LGL wishes to have access to the Technical Services and the Procurement Services.

     B TRPL agrees to provide the Technical Services, and RTS agrees to provide the Procurement Services, on the terms and conditions set out in this Agreement.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATIONS

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     BUSINESS DAY means a weekday on which trading banks are open for the transaction of banking business in Melbourne.

     CENTRAL BANKING REGULATION means the PNG Central Banking (Foreign Exchange and Gold) Regulation.

     COMMENCEMENT DATE means the date of this Agreement.

     CONFIDENTIAL INFORMATION means any information (in whatever form) of a confidential nature (or which the Recipient ought reasonably to know to be confidential) which relates to the business affairs or activities of the Discloser, including the provision of the Services under this Agreement, and which:

     (a)  is disclosed to the Recipient by or on behalf of the Discloser; or

     (b)  otherwise comes to the knowledge of the Recipient,

     in connection with this Agreement or otherwise in the course of the provision of the Services.

     Confidential Information of the Discloser excludes information or material:

     (i) which was generated by the Recipient, or any of its Related Corporations, prior to commencement of the relevant Services;

Technical and Procurement Services Agreement              Allens Arthur Robinson

EXECUTED as an agreement.

Each attorney executing this Agreement states that he has no notice of the revocation or suspension of his power of attorney.

EXECUTED for and on behalf of
TECHNOLOGICAL RESOURCES PTY LIMITED
by its attorney in the presence of:


/s/ Charles De Lawcey Ritchie           /s/ Stephen Ernest Nigel Creese
-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

CHARLES DE LAWCEY RITCHIE               STEPHEN ERNEST NIGEL CREESE
Print Name                              Print Name


EXECUTED for and on behalf of RIO
TINTO SERVICES LIMITED by its
attorney in the presence of:


/s/ Charles De Lawcey Ritchie           /s/ Stephen Ernest Nigel Creese
-------------------------------------   ----------------------------------------
Witness Signature                       Attorney Signature

CHARLES DE LAWCEY RITCHIE               STEPHEN ERNEST NIGEL CREESE
Print Name                              Print Name


EXECUTED for and on behalf of LIHIR
GOLD LIMITED by its duly authorised
representative in the presence of:


-------------------------------------   ----------------------------------------
Witness Signature                       Authorised Representative Signature

-------------------------------------   ----------------------------------------
Print Name                              Print Name


                                                                         Page 27